Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission, of our report dated September 8, 2017 on the balance sheets of SSB Bank as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, changes in net worth and cash flows for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement.

Boston, Massachusetts

September 8, 2017